EXHIBIT 21.1

Subsidiaries of Summit Properties Partnership, L.P.

Name of Subsidiary	State of Organization

Summit Management Company	Maryland
Summit Apartment Builders, Inc.	Florida
Home Ownership Made Easy, LLC	Delaware
Stony Point/Summit, LLC	North Carolina
Summit/Belmont, LLC	North Carolina
Henderson/McGuire, LLC	North Carolina
McGregor/McGuire, LLC	North Carolina
Portofino Place, Ltd.	Florida
Foxcroft East Associates	North Carolina
Summit Southwest I, L.P.	Delaware
Summit Valley Brook, LLC	Delaware
Summit Shiloh, LLC	Georgia
Summit Sweetwater, LLC	Georgia
Summit Grandview, LLC	North Carolina
Summit Grand Parc, LLC	Delaware
Summit Roosevelt, LLC	Delaware
PAPEC Silo Creek, LLC	Delaware
Summit Brickellview, LLC	Delaware
SZF, LLC	Delaware
Coral Way, LLC	Delaware
Summit Russett, LLC	Delaware